Exhibit 10.1

ASSET PURCHASE AGREEMENT

Between

OPTICAL SENSORS INCORPORATED

and

SORBA MEDICAL SYSTEMS, INC.

Dated: April 14, 2004

EXHIBITS

Exhibit 1.1	Purchased Assets

Exhibit 2.2	Intellectual Property Rights Related to Software

Exhibit 3	Disclosure Schedule

Exhibit 5.13	Form of Investment Certificate

Exhibit 6.11	TGMG Release

Exhibit 6.9	Barney Agreement

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made and entered into as of April 14, 2004 by and between Optical Sensors Incorporated, a Delaware corporation (the “Buyer”) and SORBA Medical Systems, Inc., a Wisconsin corporation (the “Seller”).

WHEREAS, Seller is engaged in the business of manufacturing and selling a non-invasive hemodynamic medical device known as the Steorra™ impedance cardiograph, which encompasses Seller’s proprietary RTea™ advanced signal processing technology (the “Steorra Product”); and

WHEREAS, Seller and Buyer wish to provide for the terms and conditions upon which Seller will sell to Buyer, and Buyer will purchase from Seller, substantially all of the assets of Seller that are used in connection with, or related to, the design, development, manufacture, marketing and sale of the Steorra Product.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and respective agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.

PURCHASE AND SALE OF ASSETS

1.1	Purchase and Sale of Assets. At the Closing Date (as defined below), and upon the terms and conditions of this Agreement, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any mortgage, lien, pledge, option, security interest, claim, charge, financing statement or other encumbrance of any kind whatsoever, whether or not of record (collectively, the “Encumbrances”), all right, title and interest in and to all of the Seller’s assets, wherever located, that are used or held for use in the design, development, manufacture, marketing or sale of the Steorra Product, other than the Excluded Assets (as defined below), whether or not appearing on the books and records of Seller or the Exhibits hereto (collectively, the “Purchased Assets”), including without limitation those described below:

(a)	All equipment (excluding office equipment as set forth in Section 1.2), machinery, spare parts, tooling, supplies, rolling stock and other personal property that is used in or related to the design, development, manufacture, marketing or sale of the Steorra Product, including without limitation those described on Exhibit 1.1 (collectively, the “Equipment”);

(b)	All leases and subleases for equipment, if any, (excluding office equipment as set forth in Section 1.2), machinery, spare parts, tooling, supplies, rolling stock and other personal property that is used in or related to the design, development, manufacture, marketing or sale of the Steorra Product, including without limitation those described on Exhibit 1.1 (“Personal Property Leases”);

(c)	All items of finished goods, work in process, raw and packaging materials, subassemblies and spare and replacement parts that are used in or related to the design, development, manufacture, marketing or sale of the Steorra Product, including inventory in transit or in storage, rights in inventory on consignment or memorandum, subject to the rights of consignor, and including without limitation the inventory described on Exhibit 1.1 (the “Inventory”);

(d)	All patents, patent applications, patent rights, registered and unregistered trademarks, trademark applications, trade names, the names “Steorra” and “RTea,” service marks, service mark applications, copyrights, computer programs, computer software object codes and source codes and other computer software, inventions, know-how, trade secrets, technology, engineering, electronics and other technical information, manufacturing and other proprietary processes, trade dress, designs, formulae and any other proprietary information whether owned by Seller or licensed to Seller by third parties and used in or related to the design, development, manufacture, marketing or sale of the Steorra Product, including without limitation those described on Exhibit 1.1, all documentation and goodwill associated therewith and related thereto and all rights to sue for past infringements (collectively, the “Intellectual Property Rights”);

(e)	All business and technical information and related books, records and documentation that is used in or related to the design, development, manufacture, marketing or sale of the Steorra Product, including without limitation files (including without limitation CAD files), computer discs and tapes, laboratory notebooks, operating manuals, instructions for use, clinical data, invoices, credit and sales records, customer lists, customer prospect lists, supplier and vendor lists (including cost information), business plans and other plans, designs and specifications, all records and documentation related to regulatory submissions, approvals, process and procedures, accounting books and records, marketing and sales literature, training materials, current price lists and discounts, promotional signs and literature, device history records, bills of manufacturing and manufacturing, inspection and quality control records and procedures;

(f)	All licenses, permits, authorizations and marketing approvals issued to Seller and used in or related to the design, development, manufacture, marketing or sale of the Steorra Product, including those issued by the United States Food and Drug Administration (the “FDA”), and without limitation those described on Exhibit 1.1;

(g)	All oral and written contracts, agreements, leases and orders for the purchase or sale of Steorra Products or related services, including without limitation those described on Exhibit 1.1 (collectively, the “Contracts”);

(h)	All rights due the Seller under all warranties, representations and guarantees made by suppliers, manufacturers and contractors that are used in or related to the design, development, manufacture, marketing or sale of the Steorra Product; and

(i)	All other assets owned or leased by the Seller that are used in or related to the design, development, manufacture, marketing or sale of the Steorra Product.

1.2	Excluded Assets. Notwithstanding the provisions of Section 1.1, the following assets are excluded from the Purchased Assets and are collectively referred to as the “Excluded Assets”:

(a)	Cash, money and deposits with financial institutions and other certificates of deposit, commercial paper, notes, evidences of indebtedness, stock, bonds and other investments.

(b)	Accounts and notes receivable, deposits, advances, prepaid expenses, manufacturer and supplier rebates and all other receivables.

(c)	Furniture, furnishing, fixtures, office equipment and any other personal items that are not used in or related to the design, development, manufacture, marketing or sale of the Steorra Product.

(d)	Any books, records, financial information, accounts and files that are not used in or related to the design, development, manufacture, marketing or sale of the Steorra Product.

1.3	No Assumption of Liabilities. The Buyer is not assuming (and nothing in this Agreement shall be construed as causing or requiring the Buyer to assume), and will not be liable for, any debts, liabilities, payables, commitments, and/or obligations of any kind or nature whatsoever of the Seller, whether absolute or contingent, liquidated or unliquidated, secured or unsecured, and whether or not accrued, matured, known or suspected, or related to or arising from the Purchased Assets (all of such liabilities, the “Retained Liabilities”) and whether existing on or arising after the Closing Date or, regardless of when asserted, related to periods prior to the Closing Date. Retained Liabilities of the Seller shall include without limitation all severance and other deferred wages and other compensation obligations to the Seller’s employees, along with any associated local, state, or federal taxes, and shall include any liability arising out of or related to any pollution or threat to human health or the environment or any violation of any Environmental and Occupational Safety and Health Law (as defined below) that is related in any way to the Seller, the Steorra Product or any previous owner’s use of any of the foregoing, and which occurred, existed or related to conditions or circumstances existing prior to the Closing, regardless of whether those matters are described in the Disclosure Schedule (as defined below). The Seller shall remain fully and solely liable with respect to all of the Retained Liabilities and will timely and fully discharge all Retained Liabilities after the Closing Date, including, without limitation, all warranty claims relating to Steorra Products purchased from, or services performed by, the Seller on or before the Closing Date, unless otherwise provided in this Agreement.

1.4	Instruments of Transfer to Buyer. At the Closing, Seller will deliver to Buyer such bills of sale, endorsements, assignments (together with any necessary consents), and other good and sufficient instruments of conveyance and transfer, in form and substance reasonably satisfactory to Buyer and Seller and their respective counsel, which shall be effective to vest in Buyer valid, legal, good and marketable title in and to the Purchased Assets, including, without limitation, those deliveries set forth in Section 8.1 below. At any time after the Closing, at the request of the Buyer and without further consideration, the Seller will execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such action as the Buyer may reasonably deem necessary or desirable in order to more effectively consummate the transactions contemplated hereby and to vest in the Buyer good and marketable title to all of the Purchased Assets, to put the Buyer in actual possession and operating control thereof and to assist the Buyer in exercising all rights with respect thereto, without further cost or expense to the Buyer.

SECTION 2.

PURCHASE PRICE; CLOSING

2.1	Purchase Price. In consideration of the purchase of the Purchased Assets and Seller’s covenants and agreements set forth in this Agreement, Buyer agrees (1) to pay Seller an aggregate amount of cash equal to $300,000; provided, however, that if Buyer agrees to provide any financial assistance to Seller prior to the Closing Date the amount of such financial assistance shall be deducted on a dollar-for-dollar basis from the $300,000 and the difference shall be paid at Closing (the “Cash Consideration”), and (2) to issue to Seller 425,000 shares of Buyer’s voting common stock (the “Buyer Common Stock”), with respect to which Buyer will file a registration statement in accordance with Section 5.16 below (the “Share Consideration”), subject to the provisions set forth in this Agreement. The Cash Consideration and the Share Consideration shall be collectively referred to in this Agreement as the “Purchase Price.”

2.2	Payment of Purchase Price. The Purchase Price shall be paid/issued to Seller as follows. On the Closing Date, Buyer shall (1) pay to Seller the balance of the Cash Consideration and (2) issue to Seller ninety-five percent (95%) of the Share Consideration (or 403,750 shares of Buyer Common Stock). The remaining five percent (5%) of the Share Consideration (or 21,250 shares of Buyer Common Stock) (the “Holdback Shares”) shall be issued to the Seller immediately following the completion of the physical transfer of all of the Purchased Assets from the Seller to the Buyer pursuant to this Section 2.2; provided, however, that (a) if all of the Purchased Assets are physically transferred to the Buyer on or prior to the Closing Date, then the Holdback Shares shall be issued to the Seller on the Closing Date; and (b) in the event all of the Purchased Assets are not physically transferred to the Buyer on or prior to the Closing Date and within 45 days following the Closing Date, then Buyer shall have no obligation to issue, and the Seller shall have no right to receive, the Holdback Shares and such Holdback Shares shall be forfeited by the Seller. For purposes of this Section 2.2, the physical transfer of the Purchased Assets from the Seller to the Buyer shall be deemed completed after (1) the Seller has packaged and prepared for shipment to the Buyer all of the Purchased Assets set forth on Exhibit 1.1 attached hereto, (2) the Buyer has witnessed, at the Seller’s premises, the packaging of each of the Purchased Assets set forth on Exhibit 1.1 attached hereto for shipment to the Buyer, (3) to the extent that any items listed on Exhibit 2.2 attached hereto require the Seller to transfer knowledge and know-how relating to the Intellectual Property Rights, the Seller has responded to each such items in all material respects to the best of its knowledge and ability, and, to the extent any items listed on Exhibit 2.2 attached hereto are capable of being physically performed by the Seller, the Seller shall have completed such items to the satisfaction of the Buyer, (4) the Buyer has completed the preparation of a check-off document which acknowledges that it has witnessed the Seller package each of the Purchased Assets set forth on Exhibit 1.1 for shipment to Buyer and it is satisfied that the Seller has accomplished or adequately responded to each of the items listed on Exhibit 2.2 (such check-off document shall be referred to herein as the “Close Out Document”) and (5) the Buyer confirms that all of the Purchased Assets on Exhibit 1.1 have been physically received by the Buyer at its premises.

2.3	Closing Date. Unless this Agreement has been terminated and the transactions contemplated herein have been abandoned pursuant to Section 10, a closing (the “Closing”) shall take place on or before May 28, 2004 to consummate the transactions contemplated by this Agreement (the “Transaction”); provided, however, that if any of the conditions provided for in Sections 6 and 7 hereof have not been satisfied or waived by such date, then the Closing shall be postponed until such conditions have been satisfied or waived, but in no event shall the Closing occur later than June 30, 2004 (the “Termination Date”) unless the parties hereto agree in writing to extend the date of such Closing. The Closing will be held at 11:00 a.m. (Milwaukee time) at the offices of the Seller located at 165 Bishops Way, Suite 152, Brookfield, WI 53005 or at such other place or time as the parties shall mutually agree, at which time and place the documents and instruments necessary or appropriate to effect the Transaction will be exchanged by the parties. The actual date of Closing is referred to herein as the “Closing Date”.

SECTION 3.

REPRESENTATIONS AND WARRANTIES OF SELLER

As a material inducement to Buyer to enter into this Agreement, with the understanding that Buyer will be relying thereon in consummating the Transaction, Seller represents and warrants to Buyer as follows:

3.1	Disclosure Schedule. The disclosure schedule marked as Exhibit 3 hereto (the “Disclosure Schedule”) is divided into sections which correspond to the subsections of this Section 3. The Disclosure Schedule is accurate and complete and the disclosures in any subsection thereof shall not constitute disclosure for purposes of any other subsection and in any other section or subsection of this Agreement. If any item on the Disclosure Schedule pertains to more than one representation or warranty, reference or cross-reference to each of such other representations or warranties must be made on the Disclosure Schedule, unless it is reasonably apparent that such disclosure pertains to more than one representation or warranty. Nothing in the Disclosure Schedule will be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.

3.2	Organization and Standing. The Seller (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin, (ii) has all requisite power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets used in the conduct of its business, and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every other jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such qualification or licensing, except for jurisdictions in which the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Seller. A “Material Adverse Effect” with respect to Seller shall mean an individual or cumulative material adverse change in, or effect on, the business, customers, or customer relations, operations, properties, condition (financial or otherwise), assets, prospects or liabilities of Seller or is reasonably expected to be materially adverse to the business, customers or customer relations, operations, properties, condition (financial or otherwise), assets, prospects or liabilities of Seller, or an individual or cumulative material adverse change or effect that would prevent Seller from consummating the Transaction. Section 3.2 of the Disclosure Schedule contains a list of all jurisdictions in which Seller is qualified or licensed to do business. The Seller has delivered to the Buyer complete and correct copies of its certificate of incorporation and bylaws, as presently in effect, and Buyer acknowledges receipt of the same.

3.3	Authority. Seller has full power and authority to enter into, execute, deliver and perform this Agreement and each of the agreements and instruments to be delivered pursuant hereto and to carry out the transactions contemplated herein. The board of directors and the shareholders of the Seller have taken all action required by law, its organizational documents or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the Transaction. No other proceedings on the part of Seller or its shareholders are necessary to approve and authorize the execution and delivery of this Agreement and the other documents delivered pursuant hereto and the consummation of the Transaction. This Agreement has been duly and validly executed by Seller. This Agreement is a valid and binding obligation of Seller, and, when executed and delivered, such other agreements and instruments to be delivered by Seller pursuant hereto will be valid and binding agreements and instruments of Seller, enforceable against it in accordance with their respective terms.

3.4	Capitalization. The authorized capital stock of Seller consists of 3,160,000 shares of common stock, $0.01 par value per share (the “Seller Common Stock”). As of the date hereof, and at and as of the Closing Date, 1,660,473 shares of Seller Common Stock are, and will be, issued and outstanding. Section 3.4 of the Disclosure Schedule lists the registered and beneficial owners of the Seller Common Stock (collectively, the “Shareholders”) and the number of shares of such stock held by such Shareholders (collectively, the “Seller Shares”). Except as set forth in Section 3.4 of the Disclosure Schedule all of the Shareholders are accredited investor (as defined in, and determined in accordance with, Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Act”)). The Seller Shares represent all of the issued and outstanding capital stock of Seller. All of the Seller Shares are validly issued, fully paid and nonassessable and are without, and were not issued in violation of, preemptive rights. Each shareholder listed on Section 3.4 of the Disclosure Schedule owns the Seller Shares listed on the Disclosure Schedule as being owned by him, her or it, free and clear of all Encumbrances, and there are no agreements relating to any of the shareholders’ ownership of such Seller Shares. Except as set forth in Section 3.4 of the Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Seller or obligating the Seller to issue or sell any shares of capital stock of, or other equity interests in, the Seller. All securities of the Seller subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of Seller to repurchase, redeem or otherwise acquire any securities of Seller or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other entity or person.

3.5	Non-Contravention. Except as set forth in Section 3.5 of the Disclosure Schedule, neither the execution, delivery and performance of this Agreement nor the consummation of the Transaction will (i) violate any provisions of any of the Seller’s certificate of incorporation or bylaws, (ii) violate, conflict with, constitute a default under, or give rise to any right of termination of any agreement or instrument to which the Seller is a party or by which it or its assets or properties are bound or (iii) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority applicable to the Seller.

3.6	Consents and Approvals. Except as set forth in Section 3.6 of the Disclosure Schedule, no consent, approval, order or authorization of or from, or registration, notification, declaration or filing with (hereinafter sometimes separately referred to as a “Consent” and sometimes collectively as “Consents”) any individual or entity, including any foreign, federal, state or local governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority (an “Authority”), is required in connection with the execution, delivery or performance of this Agreement or the consummation by Seller of any of the documents being entered into by Seller related to, or arising from, the Transaction.

3.7	Undisclosed Liabilities. Except as set forth in Section 3.7 the Disclosure Schedule, the Seller does not have any liabilities, obligations or claims of any kind whatsoever, whether secured or unsecured, accrued or unaccrued, fixed or contingent, matured or unmatured, known or unknown, direct or indirect, contingent or otherwise and whether due or to become due (referred to individually herein as a “Liability” and collectively as “Liabilities”), including, without limitation, any Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of the Steorra Products.

3.8	Absence of Certain Changes. Except as set forth in Section 3.8 of the Disclosure Schedule, Seller has owned and operated the Purchased Assets in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, except as set forth in Section 3.8 of the Disclosure Schedule: (a) Seller has not experienced any change which constitutes a Material Adverse Effect or experienced any event or failed to take any action which reasonably could be expected to result in a Material Adverse Effect; (b) Seller has not suffered (i) any loss, damage, destruction or other casualty (whether or not covered by insurance) or (ii) any loss of officers, employees, dealers, distributors, independent contractors, customers or suppliers which had or may reasonably be expected to result in a Material Adverse Effect; (c) Seller has not sold, transferred, or otherwise disposed of any of its assets or properties other than in the ordinary course of business; (d) Seller has not disposed of or permitted the lapse of any license, permit, authorization, marketing approval, patent, trademark, trade name, or copyright owned by it; and (e) Seller has not incurred any liabilities other than in the ordinary course of business.

3.9	Purchased Assets. Except as set forth in Section 3.9 of the Disclosure Schedule, Seller has good, valid and marketable right, title and interest in and to all of the Purchased Assets, free and clear of any Encumbrances, with the unrestricted right to sell, assign, transfer and convey good title to all of the Purchased Assets to Buyer in the manner contemplated herein. The Purchased Assets constitute all of the assets, both tangible and intangible, held for use or used primarily in connection with the design, development, manufacture, marketing and sale of the Steorra Product by Seller and the Purchased Assets are sufficient to enable Buyer to design, develop, manufacture, market and sell the Steorra Product. Except as set forth in Section 3.9 of the Disclosure Schedule, Seller (i) has not experienced any change which has had a Material Adverse Effect on the Purchased Assets, (ii) has not experienced any event or failed to take any action which reasonably could be expected to have a Material Adverse Effect on the Purchased Assets, or (iii) is not aware of any facts which could have a Material Adverse Effect on the Purchased Assets. Except as set forth in Section 3.9 of the Disclosure Schedule, the Purchased Assets are in good operating condition and repair (ordinary wear and tear excepted) fit for the intended purposes and no material maintenance, replacement or repair has been deferred or neglected.

3.10	Intellectual Property Rights. The Seller owns or has the unrestricted right to use all Intellectual Property Rights used in or necessary or required for the design, development, manufacture, marketing or sale of the Steorra Product. All Intellectual Property Rights are listed or described in Section 3.10 of the Disclosure Schedule. The use of all Intellectual Property Rights necessary or required for the design, development, manufacture, marketing or sale of the Steorra Product does not and will not infringe or violate any intellectual property rights of any person or entity. Except as described in Section 3.10 of the Disclosure Schedule, the Seller (i) does not own or use any Intellectual Property Rights pursuant to any written license agreement; and (ii) has not granted any person or entity any rights, pursuant to written license agreement or otherwise, to use the Intellectual Property Rights. The Seller has taken all measures to maintain the confidentiality of all of the Intellectual Property Rights the value of which is contingent, in whole or in part, upon the maintenance of the confidentiality thereof.

3.11	Inventories. The Inventory consists of finished goods, work in process, raw and packaging materials and spare and replacement parts (which are either currently used in production of products or are products currently offered for sale by Seller) all of which (i) meet Seller’s specifications and industry standards applicable to such inventories, including not having an expired shelf life, and (ii) are usable or salable in the ordinary course of Seller’s business.

3.12	Insurance. Section 3.12 of the Disclosure Schedule contains an accurate and complete list of all policies of insurance owned or held by Seller. Except as set forth in Section 3.12 of the

Disclosure Schedule, all present policies are in full force and effect and all premiums with respect thereto have been paid. The Seller has been covered during the past six years by insurance in scope and amount customary and reasonable for the business in which it has engaged during the aforementioned period.

3.13	No Litigation or Adverse Events. No suit, action or legal, administrative, arbitration or other proceeding, or investigation by any governmental agency, pertaining to the Purchased Assets, the Contracts or the Transaction is pending or, to the knowledge of the Seller, has been threatened, nor do any facts exist which could reasonably be expected to lead to any such proceedings.

3.14	Benefit Plans. There are no facts or circumstances which could, directly or indirectly, subject the Buyer or any of its affiliates to any Liability of any nature with respect to any pension, welfare, incentive, perquisite, paid time off, severance or other benefit plan, policy, practice or agreement sponsored, maintained or contributed to by the Seller or any affiliate, to which the Seller or any affiliate is a party or with respect to which the Seller or any affiliate could have any Liability.

3.15	Environmental. Except as set forth in Section 3.15 of the Disclosure Schedule, the design, development, manufacture, marketing and sale of the Steorra Products does not involve the handling, manufacture, treatment, storage, use, generation, emission, release, discharge, refining, dumping or disposal of any Environmentally Regulated Materials (whether legal or illegal, accidental or intentional, direct or indirect). The term “Environmentally Regulated Materials” means any element, compound, pollutant, contaminant, substance, material or waste, or any mixture thereof, designated, listed, referenced, regulated or identified pursuant to any Environmental and Occupational Safety and Health Law. The term “Environmental and Occupational Safety and Health Law” means any common law or duty, caselaw or other law, that (i) regulates, creates standards for or imposes liability or standards of conduct concerning any element, compound, pollutant, contaminant, or toxic or hazardous substance, material or waste, or any mixture thereof, or relates in any way to emissions or releases into the environment or ambient environmental conditions, or conduct affecting such matters, or (ii) is designed to provide safe and healthful working conditions or reduce occupational safety and health hazards. Such laws shall include, but not be limited to, the National Environmental Policy Act, 42 U.S.C. § § 4321 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § § 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § § 1251 et seq., the Federal Clean Air Act, 42 U.S.C. § § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § § 2601 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11011, the Hazard Communication Act, 29 U.S.C. § § 651 et seq., the Occupational Safety and Health Act, 29 U.S.C. § § 651 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136, and any caselaw interpretations, amendments or restatements thereof, or similar enactments thereto, as is now or at any time hereafter may be in effect, as well as their international, state and local counterparts.

3.16	Products and Warranties. Except as set forth in Section 3.16 of the Disclosure Schedule, each product manufactured, sold, leased, or delivered by Seller has been in conformity with all applicable contractual commitments and all express and implied warranties, and meets or exceeds the standards required by all laws now in effect and there is no pending or, to the Seller’s knowledge, threatened legislation, ordinance or regulation, which if adopted, would have a Material Adverse Effect upon the products sold by Seller. Seller has no Liability (and there is no basis for any present or any future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any Liability) for replacement or repair of any product manufactured, sold, leased or delivered by Seller or other damages in connection therewith. Section 3.16 of the Disclosure Schedule sets forth the terms and conditions of the Seller’s standard warranty for the Steorra Products sold by the Seller. No product manufactured, sold, leased, or delivered by Seller is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in Section 3.16 of the Disclosure Schedule. Except as set forth in Section 3.16 of the Disclosure Schedule, no customer, purchaser or other third party that acquired any Steorra Products prior to the Closing Date has any rights, by warranty or otherwise, to require the Seller to repair or replace such Steorra Products.

3.17	Orders, Commitments and Returns. Except as set forth in Section 3.17 of the Disclosure Schedule, all accepted and unfulfilled orders for the sale of products and the performance of services entered into by Seller and all outstanding material contracts or material commitments for the purchase of supplies, materials and services were made in bona fide transactions in the ordinary course of business. Except as set forth in Section 3.17 of the Disclosure Schedule, there are no claims against Seller to return products by reason of alleged over-shipments, defective products or otherwise, or of products in the hands of customers, retailers or distributors under an understanding that such products would be returnable.

3.18	Compliance with Law; Permits. Except as set forth in Section 3.18 of the Disclosure Schedule, Seller does not require the Consent of any Authority to permit Seller to operate its business in the manner in which Seller is presently operating such business, and Seller possesses all permits, licenses and other authorizations from all Authorities necessary to permit it to operate the business in the manner in which it is presently conducted and the consummation of the Transaction will not prevent Buyer from being able to continue to use such permits and operating rights.

3.19	Taxes. Except as set forth in Section 3.19 of the Disclosure Schedule, Seller has filed (or caused to be filed) all tax reports and returns required to be filed by Seller and has paid (or caused to be paid) all taxes properly due in connection therewith, including interest and penalties. There are no liens, Encumbrances, claims or charges of any kind for taxes on any Purchased Assets. For purposes of this Section 3.19, “tax” will mean and include taxes, additions to tax, penalties, interest, fines, duties, withholdings, assessments and charges assessed or imposed by any governmental authority, including, but not limited to, all federal, state, county, local and foreign income, profits, gross receipts, import, ad valorem, real and personal property, premium franchise, transfer, windfall profits, environmental, minimum or alternative, accumulated profits, license, occupation, sales, use, value added, stamp, capital stock, net worth, transfer, withholding, payroll, employment, excise, custom, duty and any other taxes, obligations and assessments of any kind whatsoever; “tax” will also include any liability arising as a result of being (or ceasing to be) a member of any affiliated, consolidated, combined or unitary group as well as any liability under any tax allocation, tax sharing, tax indemnity or similar agreement.

3.20	Brokers. Except as set forth in Section 3.20 of the Disclosure Schedule, Seller has not engaged or employed any broker, finder, financial advisor or investment banker or incurred any liability for any brokerage fee or commission, finders fee, financial advisory fee or investment banker fee, in connection with the Transaction, including, without limitation, the solicitation of the Shareholders to approve the Transaction, nor is there any basis known to Seller for any such fee or commission to be claimed by any person or entity. Seller is solely responsible for all amounts and obligations owed any party listed in Section 3.20 of the Disclosure Schedule.

3.21	Contracts; No Default. Except as set forth in Section 3.21 of the Disclosure Schedule, the Seller does not have any written or oral contracts, commitments, agreements, arrangements or proposals with any person or business which relates in any way to the Purchased Assets or the Steorra Products. True and complete copies (or summaries, in the case of oral items) of all items disclosed pursuant to this Section 3.21 have been made available to Buyer for review. Except as set forth in Section 3.21 of the Disclosure Schedule, all such items are valid and enforceable by and against the Seller in accordance with their respective terms, except to the extent of applicable bankruptcy, reorganization, solvency, moratorium, fraudulent conveyance and other laws affecting the rights of creditors generally or the availability of specific performance, injunctive relief and other equitable remedies; and the Seller is not in breach, violation or default in the performance of any of their obligations thereunder, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time or both, would constitute such a breach, violation or default thereunder or thereof.

3.22	Clinical and Regulatory Matters. Seller has delivered to Buyer all data that Seller has generated or obtained from any research, animal, human clinical or market trials related to the Steorra Product. All such data is true and complete and accurately reflects the results of such studies. Seller has delivered to Buyer true and complete copies of all foreign and domestic regulatory filings, correspondence and responses from regulatory agencies related to the Steorra Product including, but not limited to, the premarket approval application for the Steorra Products that Seller has filed with the FDA. Seller has previously disclosed to Buyer in writing all third-party complaints relating to or associated with the Steorra Product. Seller has evaluated all such Steorra Product complaints and taken all necessary action to remedy such complaints. Seller has provided Buyer with all documentation relating to such Steorra Product complaints and all actions taken by Seller to remedy such complaints.

3.23	Investment Representations. The Seller also represents and warrants to Buyer that:

(a)	The Seller and the Shareholders have obtained all information about the Buyer as they believe relevant to their decision to acquire the shares of Buyer Common Stock to be issued pursuant to this Agreement. The Seller and the Shareholders have also had the opportunity to ask questions of, and to receive answers from, the Buyer, its officers and directors, or other agents or representatives of the Buyer concerning the business and affairs of the Buyer and to obtain any additional information necessary to verify such information, and the Seller and the Shareholders have received such information concerning the Buyer as they consider necessary or advisable in order to form a decision regarding acquiring the Buyer Common Stock.

(b)	The Seller and the Shareholders realize that their acquisition of the Buyer Common Stock involves a high degree of risk, and they are able to bear the economic risk of their acquisition of the Buyer Common Stock, including the total loss of their investment in such shares. The Seller and Shareholders are experienced and knowledgeable in financial and business matters and are capable of evaluating the merits and risks of acquiring the Buyer Common Stock.

(c)	The Seller has, or will have at or prior to the Closing Date, received a completed and executed Investment Certificate in the form attached hereto as Exhibit 5.13 from each of the Shareholders.

(d)	The state in which the Seller’s principal office is located is the state set forth in the Seller’s address in Section 11.1 below. The state in which the Shareholders reside, or, if applicable, where their principal office is located is the state set forth in the Investment Certificate completed by each such Shareholder and as set forth in Section 3.23 of the Disclosure Schedule.

(e)	The Seller and the Shareholders understand that: (i) the Buyer has engaged legal counsel to represent the Buyer in connection with the transactions contemplated by this Agreement; (ii) legal counsel engaged by the Buyer does not represent the Seller or the Shareholders or any of their respective interests; and (iii) neither the Seller not any Shareholder is relying on legal counsel engaged by the Buyer. The Seller and the Shareholders have had the opportunity to engage, and obtain advice from, their own respective legal counsel with respect to an investment in the Buyer Common Stock.

(f)	Except as set forth in Section 3.23 of the Disclosure Schedule, the Seller and each of the Shareholders is an “Accredited Investor” as defined in Rule 501(a) of Regulation D under the Act. To the extent that any of the Shareholders are not “Accredited Investors” as defined in Rule 501(a) of Regulation D under the Act, the Seller represents that no more than 25 non-Accredited Investor Shareholders are located in Wisconsin and that there are no more 35 non-Accredited Investor Shareholders in total.

(g)	The Seller and the Shareholders are acquiring, or will acquire, the shares of Buyer Common Stock pursuant to this Agreement for investment purposes only and for their own respective accounts and not with a view to, or for resale in connection with, any distribution or public offering.

(h)	The Seller and the Shareholders understand and acknowledge (i) that, while the Buyer has agreed pursuant to the provisions of Section 5.16 to file a registration statement covering the resale of the Buyer Common Stock by the Shareholders, none of the shares of the Buyer Common Stock to be issued in connection with the transactions contemplated by this Agreement will be registered as of the Closing Date under the Act, or under any applicable state securities laws, and that such shares will be issued in connection with the transactions contemplated by this Agreement in reliance on exemptions from the registration requirements of the Act and applicable state securities laws, (ii) that the reliance of the Buyer upon these exemptions is predicated in part upon the representations by the Seller made in this Section 3.23, (iii) that the shares of Buyer Common Stock may not be sold, assigned or transferred except pursuant to an appropriate registration statement under the Act and any applicable state securities laws or an appropriate exemption such registration requirements, and (iv) that a legend reflecting these restrictions will be placed on any certificates representing such shares of Buyer Common Stock.

3.24	Disclosure. There is no material fact as of the date hereof which has not been disclosed in writing to Buyer by the Seller related to the Seller, the Purchased Assets, the operations, properties, financial condition or prospects of the Seller’s business or the design, development, manufacture, marketing and sale of the Steorra Product that has or could reasonably be expected to have a Material Adverse Effect on Seller or the Purchased Assets. The representations and warranties contained in this Section 3 or elsewhere in this Agreement or any document delivered pursuant hereto will not be affected or deemed waived by reason of the fact that Buyer or its respective representatives knew (other than as a result of the express disclosures contained in the Disclosure Schedule) or should have known that any such representation or warranty is or might be inaccurate in any respect.

SECTION 4.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1	Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the law of the State of Delaware.

4.2	Authority. Buyer has full corporate power and authority to enter into this Agreement and to carry out, and perform in accordance with the terms of, the Transaction. The board of directors of Buyer has taken all action required by law, its certificate of incorporation and bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the Transaction. No other corporate proceedings on the part of Seller are necessary to approve and authorize the execution and delivery of this Agreement and the other documents delivered pursuant hereto and the consummation of the Transaction. This Agreement has been duly and validly executed by Buyer. This Agreement is a valid and binding obligation of Buyer, and, when executed and delivered, such other agreements and instruments to be delivered by Buyer pursuant hereto will be valid and binding agreements and instruments of Buyer, enforceable against it in accordance with its and their terms, respectively.

4.3	Non-Contravention. Neither the execution, delivery and performance of this Agreement nor the consummation of the Transaction will: (i) violate any provisions of any of the Buyer’s certificate of incorporation or bylaws, (ii) violate, conflict with, constitute a default under, or give rise to any right of termination of any agreement or instrument to which the Buyer is a party or by which its assets or properties are bound or (iii) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority applicable to the Buyer.

4.4	Brokers. Buyer has not engaged or employed any broker, finder or financial advisor, or incurred any liability for any brokerage fee or commission, finder’s fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to Buyer for any such fee or commission to be claimed by any person or entity.

SECTION 5.

COVENANTS

Buyer on the one hand, and Seller on the other hand, agree as follows:

5.1	Continuity of Business. Except as set forth in Section 5.1 of the Disclosure Schedule, from the date hereof until Closing, the Seller shall conduct its business and the operations related to the Steorra Product and the Purchased Assets according to its ordinary and usual course of business.

5.2	Further Assurances and Cooperation. Each party hereto shall, at and after the Closing, execute and deliver, or cause to be executed and delivered, such documents and take, or cause to be taken, such actions as the other party may reasonably request in order to consummate more effectively the Transaction. If Buyer decides to use the name “Steorra” or “RTea” Seller will take such action as Buyer reasonably requests to assist Buyer in so doing.

5.3	Public Announcement. None of the parties hereto shall make any public announcement with respect to the Transaction or this Agreement, except to governmental agencies as counsel shall deem necessary to comply with applicable law, rule or regulation, without the prior written consent of the other party, which shall not be unreasonably withheld or delayed.

5.4	No Solicitation of Alternate Transaction. Seller shall not, and shall ensure that Seller’s shareholders, directors and officers shall not, directly or indirectly, solicit, initiate or encourage discussions or negotiations with, provide any nonpublic information to, or enter into any agreement with, any third party concerning any exchange offer, merger, consolidation, sale of substantial assets or a significant amount of assets, sale of securities, liquidation, dissolution or similar transactions involving the Seller or the Steorra Product.

5.5	Tax Matters.

(a)	Seller shall provide Buyer with any clearance certificates or similar documents which may be required by any state taxing authority.

(b)	Seller and Buyer shall (i) each provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax Return, audit or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other with any records or other information which may be relevant to such Tax Return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period.

(c)	Seller will be solely responsible for all sales, use, transfer or documentary taxes and recording and filing fees applicable to the transactions contemplated by this Agreement.

(d)	Seller shall request that records in possession of its accountants be retained by them for the customary retention period established by the firm (but not less than the applicable statute of limitations period), and that such records be made available to Buyer on request with Seller’s approval (which approval shall not be unreasonably withheld).

5.6	Full Access to Buyer. Prior to the Closing and for a period ending on the later of (i) twelve months after the Closing Date or (ii) the date on which any indemnification claims by Buyer have been finally resolved, Seller shall furnish the Buyer and any authorized representatives and agents of the Buyer such additional financial and operating data and other information as Buyer shall, from time to time, reasonably request relating to the Purchased Assets or the Steorra Products, provided, however, any such additional information shall not affect or otherwise diminish or obviate in any respect any of the representations and warranties of Seller herein.

5.7	Third Party Agreements. Seller shall obtain all necessary consents from third parties with respect to any agreements of Seller upon request by Buyer.

5.8	Expenses. Except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the Transaction, including, without limitation, fees and expenses of legal counsel, accountants, investment bankers, brokers or finders, printers, copiers, consultants or other representatives for services used, hired or rendered hereunder.

5.9	Confidentiality. Seller will not use or disclose to third parties any confidential information relating to the Purchased Assets or the Steorra Product provided that (a) Seller may use or disclose any such information which has been publicly disclosed (other than by Seller after the date hereof) and (b) to the extent Seller may be legally compelled to disclose any such information, Seller may disclose such information if Seller shall have afforded Buyer the opportunity to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information required to be so disclosed.

5.10	Bulk Transfers. The parties hereto agree to waive the requirements of the Uniform Commercial Code concerning bulk transfers, as in effect in the various states in which the Purchased Assets are located.

5.11	Regulatory Matters. Seller acknowledges that, subject to the other provisions of this Section 5.11, following the Closing, Buyer will have the sole authority and discretion to file, obtain and maintain all Consents from any Authority required to manufacture or sell the Steorra Product. Seller will cooperate with and provide assistance to Buyer as may be reasonably necessary for Buyer to obtain any such Consents.

5.12	Seller Shareholders’ Meeting. Following the execution and delivery of this Agreement, Seller will mail to the Shareholders a Notice of Special Meeting and an Information Statement describing the Agreement and the Transaction (collectively, the “Information Statement”), the form and content of which shall be acceptable to Buyer and Buyer’s counsel and shall conform to all applicable laws, for the purpose of duly calling a special meeting of the Shareholders (the “Seller Shareholders’ Meeting”) to consider and vote upon the approval and adoption of this Agreement and the Transaction, and Seller will use commercially reasonable efforts to hold the Seller Shareholders’ Meeting as soon as practicable after the date of this Agreement.

5.13	Investment Certificates. The Seller shall prepare and deliver to its shareholders along with the Information Statement an investment certificate in the form attached hereto as Exhibit 5.13 (the “Investment Certificate”), which form shall be acceptable to Buyer and Buyer’s counsel, to be completed and returned by each of the Shareholders. The Seller agrees that it shall obtain a completed Investment Certificate from each Shareholder prior to the Closing.

5.14	Liquidation and Distribution.

(a)	Within 12 months following the Closing, Seller will file a notice of intent to dissolve (the “Notice of Dissolution”) with the Secretary of State of Wisconsin pursuant to the Sections 180.1401 through 180.1440 of the Wisconsin Business Corporation Law (the “WBCL”) and distributed out all its assets, including the shares of Buyer Common Stock issued pursuant to this Agreement, to its shareholders on a pro rata basis in accordance with their percentage ownership of the outstanding capital stock of Seller in connection with such dissolution of the Seller in accordance with and pursuant to all applicable laws. Following the filing of the Notice of Dissolution, Seller will not carry on the business for which it was established or any other business, except as may be necessary or incidental to the winding up of its affairs.

(b)	After filing the Notice of Dissolution with the Secretary of State of Wisconsin pursuant to the WBCL, Seller will (i) collect or make provisions of all known debts owing to Seller, (ii) pay or make provisions for all known debts, obligations and liabilities of Seller according to their priorities, unless otherwise required under the WBCL (iii) provide notice to creditors of Seller and claimants and (iv) file Articles of Dissolution with the Secretary of State of Wisconsin pursuant and subject to the WBCL.

5.15	Satisfaction of Liabilities. On the date this Agreement is executed by the parties, Seller shall provide Buyer a list of all of its outstanding creditors who are owed more than Ten Thousand Dollars ($10,000) as of the date of this Agreement and the amounts owed to each of such creditors as of the date of this Agreement (the “Creditors List”). Seller agrees that it shall not incur any additional liabilities to any one creditor in excess of Ten Thousand Dollars ($10,000) between the date of this Agreement and the Closing without the prior consent of the Seller.

5.16	Registration of Buyer Common Stock. The Buyer, at its expense, will prepare, with the cooperation of the Shareholders, and file with the Securities and Exchange Commission (the “SEC”) a registration statement (the “Registration Statement”) covering the resale by the Shareholders of the shares of Buyer Common Stock to be issued pursuant to this Agreement within thirty (30) days following the distribution of the Buyer Common Stock to the Shareholders pursuant to Section 5.14 above. Buyer may satisfy its obligations under this Section 5.16 by filing an amendment (the “Amendment”) to its Registration Statement on Form SB-2 (Registration No. 333-71076) to include the shares of Buyer Common Stock issued hereunder. The Buyer will cause the Amendment to comply as to form in all material respects with the applicable provisions of the Act, and the rules and regulations thereunder, and the WBCL. The Shareholders will furnish to the Buyer all information concerning such Shareholders as the Buyer may reasonably request in connection with the preparation of the Amendment. Buyer will use its reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable and to keep the Registration Statement effective with respect to the Buyer Common Stock issued pursuant to this Agreement until all shares of the Buyer Common Stock are eligible for immediate sale by the Shareholders under Rule 144(k) promulgated under the Act. Prior to the filing of the Amendment, Buyer will take all action required under any applicable federal or state securities laws in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement. The Buyer will promptly advise the Shareholders after it receives notice that the Amendment has been filed with the SEC or after it receives notice of the issuance of any stop order, the suspension of the qualification of the shares of Buyer Common Stock issuable pursuant to this Agreement or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. At no time shall the Buyer have any obligation or liability, or become obligated or liable, for any information provided by the Shareholders for inclusion in the Amendment to the Registration Statement.

5.17	Shareholder Lock-up Agreements. Each Shareholder will agree by executing the Investment Certificate that for the six-month period following the date the Amendment to the Registration Statement is filed with the SEC such Shareholder shall not sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of any shares of Buyer Common Stock held by such Shareholder, directly or indirectly, for the six-month period. The Buyer may impose stop-transfer instructions during such stand-off period with respect to the shares of Buyer Common Stock of each Shareholder subject to this restriction if necessary to enforce such restrictions.

5.18	Transfer of Purchased Assets Prior to Closing. Promptly following the execution of this Agreement, the Seller shall deliver all of the Purchased Assets to the Buyer in accordance with the procedures set forth in Section 2.2 above. Title to such Purchased Assets, however, shall not pass to the Buyer until the Buyer has paid in full the Purchase Price, with the exception of the Holdback Shares, if any, to the Seller. In addition, upon the execution of this Agreement, Seller shall automatically grant to the Buyer for the Term (as defined herein) a royalty-free, full paid-up, exclusive right and license to use all of the Intellectual Property Rights included in the Purchased Assets (the “License”). The term of the License (the “Term”) shall be from the execution of this Agreement until (1) Closing Date or (2) the termination of this Agreement pursuant to Section 10 below, whichever shall occur first. In the event this Agreement is terminated prior to the Closing Date in accordance with Section 10, the Buyer shall promptly return all of the Purchased Assets to the Seller, and Buyer agrees that, in the event the Purchased Assets are returned to the Seller, it will not infringe, in any respects, upon the Intellectual Property Rights described in Section 1.1(d) herein in perpetuity.

5.19	Financial Assistance. If prior to the Closing the Seller requests financial assistance from the Buyer, the Buyer agrees to provide such assistance but only if the following conditions are satisfied (1) the Seller has obtained and delivered to Buyer irrevocable proxies (in a form satisfactory to both the Buyer and Seller) from Shareholders holding a number of shares of Seller common stock sufficient to adopt and approve this Agreement and the Transaction under the WBCL as of the record date for determining the Shareholders who are entitled to notice of and to vote at the Seller Shareholders Meeting, and any adjournments thereof, such proxies granting Jill Barney, the Seller’s President and Chief Executive Officer, the right to vote such shares of Seller common stock as set forth in the proxies, (2) Jill Barney executes a voting agreement (in a form satisfactory to both the Buyer and the Seller) agreeing to vote any such proxies given to her from the Shareholders pursuant to this Section 5.19 in favor of this Agreement and the Transaction and as otherwise specifically set forth in such voting agreement, (3) the amount of financial assistance does not exceed $200,000, (4) the amount of such financial assistance is deducted from the Cash Consideration to be paid at the Closing pursuant to Section 2.1 above and (5) the Buyer has received a copy of the executed TGMG Release (as defined below) from the Seller. The Seller covenants and agrees that any financial assistance provided to the Seller pursuant to this Section 5.19 will be used solely to satisfy outstanding liabilities on the Creditor List.

SECTION 6.

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE.

Buyer’s obligation to purchase the Purchased Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part, in Buyer’s sole discretion):

6.1	Accuracy of Representations. All of the representations and warranties of Seller contained in Section 3 of this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

6.2	Seller’s Performance.

(a)	All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

(b)	Each document required to be delivered by Seller pursuant to any applicable provision of this Agreement must have been delivered, and each of the other covenants and obligations of such persons must have been performed and complied with in all respects.

(c)	Buyer must have received from Seller all information concerning the Seller and the Purchased Assets reasonably required by the Buyer.

6.3	Officer’s Certificate. Seller shall furnish Buyer with a certificate dated the Closing Date signed on behalf of the Company by its President or its Chief Financial Officer to the effect that the conditions set forth in Section 6.1 and 6.2 have been satisfied and that all of the obligations and liabilities listed on the Creditors List have satisfied in full.

6.4	Consents. Each of the Consents required to complete the Closing and the transactions contemplated thereby must have been obtained and must be in full force and effect.

6.5	Additional Documents. There shall have been delivered to Buyer a certificate of the Secretary of the Seller certifying the articles of incorporation and bylaws of Seller and the resolutions adopted by the board of directors and shareholders of Seller approving the transactions contemplated by this Agreement and the Transaction, as such approval is required under the WBCL, as well as such other documents as Buyer may reasonably request for the purpose of (a) evidencing the accuracy of any of Seller’s representations and warranties, (b) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by such persons, (c) evidencing the satisfaction of any condition referred to in this Section 6, or (d) otherwise facilitating the consummation or performance of any of the Transactions.

6.6	No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened against Buyer, or against any Person affiliated with Buyer, any proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, this Agreement or the Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Transactions, including, without limitation, any claims brought by any creditors or shareholders of the Seller.

6.7	Legislation. No law or regulation (including applicable federal and state securities laws and regulations) will have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated by this Agreement or any of the conditions to the consummation of such transactions.

6.8	Taxes. Buyer shall have received certificates from an appropriate officer of the Seller confirming payment by the Seller of any sales Taxes due with regard to the operation of the Seller’s business prior to the Closing.

6.9	Barney Agreement. Buyer and Jill Barney (“Barney”) shall have executed and delivered a consulting agreement, substantially in the form attached hereto as Exhibit 6.9, which shall be effective as of the date of this Agreement (the “Barney Agreement”).

6.10	Investment Certificates. Buyer shall have received a copy of each completed and executed Investment Certificate from each of the shareholders of the Seller, which shall confirm that not more than 35 shareholders of the Seller are not “Accredited Investors” as defined in Rule 501(a) of Regulation D under the Act.

6.11	TGMG Release. Buyer shall have received a satisfaction and release, in the form attached hereto as Exhibit 6.11, executed by each of NorthStar Growth Partners, the successor to The George Messina Group, LLC (referred to herein as “TGMG”), George Messina and Glenn Isensee (the “TGMG Release”).

6.12	Opinion of Seller’s Counsel. Buyer will have received an opinion from Mr. Thomas E. Aul. Esq., counsel to Seller, dated the Closing Date, in the form and substance acceptable to Buyer and Buyer’s legal counsel.

6.13	Dissenting Shareholders. Buyer will have received a certificate signed by a duly authorized executive officer of the Seller certifying that the Seller has not received notice that Shareholders holding 5% or more of the outstanding Shares desire or intend to exercise dissenters’ rights pursuant to the WBCL.

SECTION 7.

CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE.

Seller’s obligation to sell the Purchased Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part, in Seller’s sole discretion):

7.1	Accuracy of Representations. All of Buyer’s representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

7.2	Buyer’s Performance.

(a)	All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to Agreement at or prior to the Closing must have been performed and complied with in all material respects.

(b)	Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to an applicable provision of this Agreement and must have paid/issued the Purchase Price pursuant to Section 2.

7.3	Additional Documents. There shall have been delivered to Seller a certificate of the Secretary of the Buyer certifying the resolutions adopted by the board of directors of Buyer approving this Agreement and the Transaction, as well as such other documents as Seller may reasonably request for the purpose of (a) evidencing the accuracy of any of Buyer’s representations and warranties, (b) evidencing the performance by Buyer, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by such persons, (c) evidencing the satisfaction of any condition referred to in this Section 7, or (d) otherwise facilitating the consummation or performance of the Transactions.

SECTION 8.

CLOSING DELIVERIES

8.1	Deliveries of Seller. At the Closing, Seller will deliver the following documents to Buyer:

(a)	Certified resolutions of Seller’s board of directors and shareholders approving this Agreement and all other documents being entered into by Seller related to, or arising from, the Transaction;

(b)	A certificate, from a duly authorized officer of Seller, certifying that all representations and warranties made herein by Seller are true and correct as of the date of this Agreement and as of the Closing Date; that there are no undisclosed facts or occurrences that may have a Material Adverse Effect on the business, financial condition or prospects of Seller; and as to such other information as is reasonably requested by Buyer;

(c)	An opinion of Mr. Thomas E. Aul. Esq., counsel to Seller;

(d)	All bills of sale and instruments of conveyance, transfer and assignment, dated as of the Closing Date, as shall be sufficient to transfer to and vest in Buyer good, valid, and marketable title to the Purchased Assets free and clear of any Encumbrances;

(e)	Certificate of Good Standing of Seller, issued by the Secretary of State of the State of Wisconsin dated within five (5) days of Closing;

(f)	The Barney Agreement;

(g)	The TGMG Release;

(h)	The Close Out Document described in Section 2.2 above;

(i)	Documents evidencing transfer of Intellectual Property Rights in form and content satisfactory to Buyer; and

(j)	Such other documents as Buyer may reasonably request to effectuate the Transaction.

8.2	Deliveries of Buyer. At the Closing, Buyer will deliver to Seller the following:

(a)	Certified resolutions of Buyer’s board of directors approving this Agreement and all other documents being entered into by Seller related to, or arising from, the Transaction;

(b)	The Cash Consideration;

(c)	A stock certificate issued in the Seller’s name representing either (1) ninety-five percent (95%) of the Share Consideration or (2) one hundred percent (100%) of the Share Consideration, depending upon whether the Purchased Assets have been physically transferred to the Buyer pursuant to Section 2.2 above, together with an undertaking to re-issue the same, at its expense, to the Shareholders, as directed by the Seller;

(d)	The Barney Agreement; and

(e)	Such other documents as Seller may reasonably request to effectuate the Transaction.

SECTION 9.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

9.1	Survival of Representations and Warranties. Notwithstanding any investigation made by or on behalf of Buyer or the results of any such investigation and notwithstanding the participation of Buyer in the Closing, the representations and warranties of Seller contained in this Agreement, or in any exhibit, schedule, certificate or other instrument furnished by Seller at or in connection with the Closing, and the indemnification obligations of Seller with respect thereto, shall terminate on the first anniversary of the Closing Date; provided, however, that the representations and warranties of Seller contained in Section 3.15 (under the heading “Environmental”) and 3.19 (under the heading “Taxes”), and the indemnification obligations of Seller with respect thereto, shall survive until six (6) months after the expiration of the applicable statute of limitations. The representations and warranties of Buyer contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, and the indemnification obligations of Buyer with respect thereto, shall terminate on the first anniversary of the Closing Date. The covenants set forth in this Agreement shall survive the Closing indefinitely. The respective expiration dates for the survival of representations and warranties shall be referred to as the (“Expiration Date”).

9.2	Indemnification by Buyer. Buyer agrees to indemnify and hold Seller, its employees, officers, directors, agents and representatives harmless from and against any and all loss, liability or damage and actions and against all claims in respect thereof (including reasonable attorneys fees, amounts paid in settlement and reasonable costs of investigation herein referred to collectively as “Losses” or individually as “Loss”) to which Seller may become subject to or which it may suffer or incur as a result of or in connection with (i) any untrue representation of, or breach of warranty by, Buyer in any part of this Agreement, notice of which is given to Buyer on or prior to the relevant Expiration Date; (ii) any nonfulfillment of any covenant, agreement or undertaking of Buyer in any part of this Agreement, including the provisions of Section 5.18; (iii) the use of the Purchased Assets by the Buyer during the period beginning on the date of this Agreement and ending on the Closing Date; and (iv) any and all reasonable costs and expenses, including reasonable legal fees and expenses, in connection with enforcing the indemnification rights of Seller pursuant to this Section 9.2.

9.3	Indemnification by Seller. Seller agrees to indemnify and hold Buyer and its employees, officers, directors, agents and representatives harmless from and against any and all Loss or Losses to which Buyer or any of the foregoing may become subject to or which it or they may suffer or incur, directly or indirectly, as a result of or in connection with (i) any untrue representation or breach of warranty by Seller in any part of this Agreement, notice of which is given to Seller on or prior to the relevant Expiration Date; (ii) the breach of or nonfulfillment of any covenant, agreement or undertaking of Seller in this Agreement; (iii) any Retained Liabilities, including, without limitation, any liabilities or obligations arising out of or in connection with the TGMG Agreement; (iv) the use, ownership or operation of the assets of Seller and the conduct of the Seller’s business prior to the Closing Date, other than as set forth in Section 9.2; (v) any Loss for Taxes of Seller with respect to any tax period or portion thereof ending on or before the Closing Date; (vi) any Loss relating to or arising out of alleged product failures, product warranties or guaranties with respect to any products sold by the Seller prior to the Closing Date, whether known or unknown; and (vii) any and all costs and expenses including reasonable legal fees and expenses, incurred in connection with enforcing the indemnification rights of Buyer pursuant to this Section 9.3.

9.4	Claims for Indemnification.

(a)	General. The parties intend that all indemnification claims be made as promptly as practicable by the party seeking indemnification (the “Indemnified Party”). Whenever any claim shall arise for indemnification hereunder, the Indemnified Party shall promptly notify the party from whom indemnification is sought (the “Indemnifying Party”) of the claim, and the facts constituting the basis for such claim, but in no event later than thirty (30) days after the Indemnified Party acquires knowledge of the claim. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party except to the extent the Indemnifying Party demonstrates that the defense of such action is prejudiced thereby. If the Indemnifying Party is of the opinion that the Indemnified Party is not entitled to indemnification, or is not entitled to indemnification in the amount claimed in such notice, it shall deliver, within twenty (20) days after the receipt of such notice, a written objection to such claim and written specifications in reasonable detail of the aspects or details objected to, and the grounds for such objection. If the Indemnifying Party shall file timely written notice of objection to any claim for indemnification, the validity and amount of such claim shall be determined by arbitration pursuant to Section 11.6. If timely notice of objection is not delivered or if a claim by an Indemnified Party is admitted in writing by an Indemnifying Party or if an arbitration award is made in favor of an Indemnified Party, the Indemnified Party, as a non-exclusive remedy, shall have the right to set-off the amount of such claim or award against any amount yet owed, whether due or to become due by the Indemnified Party or any subsidiary thereof to any Indemnifying Party by reason of this Agreement or any agreement or arrangement or contract to be entered into at the Closing.

(b)	Claims by Third Parties. With respect to claims made by third parties, the Indemnifying Party shall be entitled to assume control of the defense of such action or claim with counsel reasonably satisfactory to the Indemnified Party; provided, however, that:

(i)	the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim;

(ii)	no Indemnifying Party shall consent to (i) the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect to such claim or (ii) if, pursuant to or as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnified Party or such judgment or settlement could materially interfere with the business, operations or assets of the Indemnified Party; and

(iii)	if the Indemnifying Party does not assume control of the defense of such claim in accordance with the foregoing provisions within five (5) days after receipt of notice of the claim, the Indemnified Party shall have the right to defend such claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefore in accordance with this Section 9; provided that the Indemnified Party shall not be entitled to consent to the entry of any judgment or enter into any settlement of such claim that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnifying Party of a release from all liability in respect of such claim without the prior written consent of the Indemnifying Party if, pursuant to or as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnifying Party or such judgment or settlement could materially interfere with the business, operations or assets of the Indemnifying Party.

(c)	Remedies Cumulative. The remedies provided herein shall be cumulative and shall not preclude assertion by any party of any rights or the seeking of any other remedies against any other party.

(d)	Disclosure. No action by an Indemnified Party to determine the extent of indemnified liability, including voluntary disclosure to Authorities or potential claimants, shall in any way affect such Indemnified Party’s right to indemnification from the Indemnifying Party.

SECTION 10.

TERMINATION

10.1	Termination Events. This Agreement may, by notice given on or before the Closing Date, in the manner hereinafter provided, be terminated and the transactions contemplated herein may be abandoned:

(a)	By the Buyer if (i) Buyer is not in material breach of its representations, warranties or covenants under this Agreement and (ii) there has been a breach by Seller of any of its representations, warranties or covenants under this Agreement that has a Material Adverse Effect on the Steorra Product or the Purchased Assets such that the conditions in Section 6.1 and 6.2 hereof will not be satisfied; provided, however, that if such a breach is curable by Seller through its reasonable best efforts and such cure is reasonably likely to be accomplished prior to the Termination Date, then, for so long as Seller continues to exercise such reasonable best efforts, Buyer may not terminate this Agreement under this Section 10.1(a); or

(b)	By Seller if (i) Seller is not in material breach of its representations, warranties or covenants under this Agreement and (ii) there has been a material breach by the Buyer of any of its representations, warranties or covenants under this Agreement such that the conditions in Section 7.1 and 7.2 hereof will not be satisfied; provided, however, that if such a breach is curable by Buyer through its reasonable best efforts and such cure is reasonably likely to be accomplished prior to the Termination Date, then, for so long as Buyer continues to exercise such reasonable best efforts, Seller may not terminate this Agreement under this Section 10.1(b); or

(c)	By Buyer if the requisite number of Shareholders as required by law do not approve this Agreement and the Transaction at the Shareholder Meeting; or

(d)	By mutual written consent of the Buyer and the Seller; or

(e)	By Buyer on or after the Termination Date or such later date as may be established pursuant to Section 2.4, if any of the conditions provided for in Section 6 of this Agreement have not been satisfied or waived in writing by the Buyer prior to such date; or

(f)	By Seller on or after the Termination Date or such later date as may be established pursuant to Section 2.4, if any of the conditions provided for in Section 7 of this Agreement have not been satisfied or waived in writing by the Seller prior to such date.

10.2	Effect of Termination. Each party’s right of termination hereunder is in addition to any other rights it may have hereunder or otherwise. In the event of the termination of this Agreement pursuant to any subsection of Section 10.1, the obligations of the parties to consummate the transactions contemplated by this Agreement will expire, and the parties hereto will have no further obligation or liability to each other, except that the obligations set forth in Section 5.9 (Confidentiality), Section 5.8 (Expenses) and Section 11 (Miscellaneous) or this Section 10.2 (Effect of Termination) will survive termination of this Agreement. Notwithstanding the foregoing, if this Agreement is terminated by Buyer or Seller (in either case, the “Terminating Party”), due to the nonsatisfaction of one or more conditions to the Terminating Party’s obligations under this Agreement as a result of the other party’s failure to comply with any provision of this Agreement or pursuant to any subsection of Section 10.1 that is caused by a breach of the other party, the Terminating Party’s right to pursue all legal remedies for breach of contract and damages will also survive such termination unimpaired.

SECTION 11.

MISCELLANEOUS

11.1	Notices. Any notice, demand, request or other communication under this Agreement shall be in writing and shall be deemed to have been given on the date of service if personally served or on the fifth (5th) day after mailing if mailed by registered or certified mail, return receipt requested, addressed as follows (or to such other address of which either of the parties hereto shall have notified the other party hereto in accordance herewith):

To Buyer:	Optical Sensors Incorporated
7615 Golden Triangle Drive, Suite C
Minneapolis, Minnesota 55344
Attn: Paulita LaPlante
(952) 944-5857 (Phone)
(952) 914-9441 (Fax)

with an additional copy thereof to:

Thomas A. Letscher
Oppenheimer Wolff & Donnelly LLP
Plaza VII, Suite 3300
45 South Seventh St.
Minneapolis, MN 55402
(612) 607-7000 (Phone)
(612) 607-7100 (Fax)

To Seller:	Jill Barney
SORBA Medical Systems, Inc., President
165 Bishops Way, Suite 152
Brookfield, WI 53005
(262) 827-2740 (Phone)
(262) 827-2759 (Fax)

with an additional copy thereof to:

Mr. Thomas E. Aul, Esq.
Attorney at Law
815 Genesee Street
Delafield, WI 53017
(262) 646-5600 (Phone)
(262) 646-5601 (Fax)

11.2	Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Minnesota without regard to the conflicts of laws principles that might otherwise apply.

11.3	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which shall constitute one agreement.

11.4	Amendment or Modification. This Agreement may not be modified or amended except by a written instrument duly executed by each of the parties hereto.

11.5	Assignment and Successors. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties, provided, however, that Buyer may assign, without Seller’s consent, its rights and obligations under this Agreement, in whole or in any part, and from time to time.

11.6	Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the making, performance or interpretation thereof, including without limitation alleged fraudulent inducement thereof, will be settled by binding arbitration in Minneapolis, Minnesota by a single arbitrator in accordance with the Complex Rules of the American Arbitration Association. Judgment upon any arbitration award may be entered in any court having jurisdiction thereof and the parties consent to the jurisdiction of the courts of the State of Minnesota for this purpose.

11.7	Entirety of Agreement; Exhibits. This Agreement, including the schedules and exhibits hereto, states the entire agreement of the parties with respect to the Purchased Assets conveyed and liabilities assumed hereunder, merges all prior negotiations, agreements and understandings, if there be any, and states in full all representations and warranties which have induced this Agreement, there being no representations or warranties other than those herein stated. The Exhibits referred to in this Agreement are intended to be an integral part of this Agreement.

11.8	Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

11.9	Severability. If any provision hereof is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability will have no effect upon and will not impair the enforceability of any other provision of this Agreement.

11.10	No Third Party Beneficiaries. Except as expressly permitted by this Agreement, nothing in this Agreement will confer any rights upon any person or entity which is not a party or permitted assignee of a party to this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Buyer:

OPTICAL SENSORS INCORPORATED

By:	/s/ Paulita LaPlante
Name:	Paulita LaPlante
Title:	President and Chief Executive Officer

Seller:

SORBA MEDICAL SYSTEMS, INC.

By:	/s/ Jill A. Barney
Name:	Jill A. Barney
Title:	President